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CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
The Loewen Group Inc.
Loewen Group International, Inc.


We consent to the use of our report dated March 3, 1997, relating to the balance sheets of Loewen Finance (Wyoming) Limited Liability Company as at December 31, 1996 and 1995 and the related statements of income and retained earnings and cash flows for each of the years in the two year period ended December 31, 1996 and for the eight month period ended December 31, 1994, which report is incorporated herein by reference.



/s/ Peat Marwick

Chartered Accountants
Bridgetown, Barbados

May 2, 1997